Exhibit 4.3

EXECUTION

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

between

FTAC Olympus Acquisition Corporation

Payoneer Global, Inc. (formerly known as New Starship Parent, Inc.)

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated June 25, 2021

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated June 25, 2021, is made by and among FTAC Olympus Acquisition Corporation, a Delaware corporation formerly organized as a Cayman Islands exempted company (the “Company”), Payoneer Global, Inc., a Delaware corporation formerly known as New Starship Parent, Inc. (“New Payoneer”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated August 25, 2020, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued, among other things, 75,000,000 Public Warrants;

WHEREAS, all of the Public Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on February 3, 2021, the Company, New Payoneer, Starship Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of New Payoneer (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of New Payoneer (“Second Merger Sub”), and Payoneer Inc., a Delaware corporation (“Payoneer”), entered into an Agreement and Plan of Reorganization (as amended on February 16, 2021, on May 10, 2021, and on June 22, 2021, the “Reorganization Agreement”) providing for a business combination involving the Company and Payoneer (the “Reorganization”);

WHEREAS, pursuant to the Reorganization Agreement, on the date hereof, (i) First Merger Sub merged with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately after the FTOC Merger, Second Merger Sub merged with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”), with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer;

WHEREAS, at the effective time of the FTOC Merger (the “Effective Time”), by virtue of the FTOC Merger, each Class A ordinary share of the Company (except for shares being cancelled pursuant to the Reorganization Agreement) was converted into a number of shares of common stock, par value $0.01 per share, of New Payoneer (the “New Payoneer Common Stock”) equal to 1.00, following which such Class A ordinary shares ceased to be outstanding and ceased to exist;

WHEREAS, concurrently with the execution of the Reorganization Agreement, Sponsor, FTOC, New Payoneer and the other parties thereto entered into a Sponsor Share Surrender and Share Restriction Agreement, pursuant to which, among other things, immediately prior to the effective time of the Effective Time, Sponsor irrevocably forfeited and surrendered to FTOC, for no consideration, all of the Placement Warrants, which were thereupon cancelled and are no longer outstanding;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, the Public Warrants are no longer exercisable for Class A ordinary shares of the Company, but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended hereby) for shares of New Payoneer Common Stock;

WHEREAS, in connection with the Mergers, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to New Payoneer and New Payoneer wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1.	Assignment and Assumption. As of and with effect on and from the Closing (as defined in the Reorganization Agreement, the “Closing”), the Company hereby assigns to New Payoneer all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); New Payoneer hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.

1.2.	Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to New Payoneer pursuant to Section 1.1 and the assumption of the Existing Warrant Agreement by New Payoneer from the Company pursuant to Section 1.1, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.

2.	Amendment of Existing Warrant Agreement. Effective as of the Closing, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2(a) (i) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement and (ii) are to provide for the delivery of the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Mergers and the transactions contemplated by the Reorganization Agreement).

2.1.	References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to New Payoneer.

2.2.	References to Class A ordinary shares. All references to “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to New Payoneer Common Stock.

2.3.	References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Reorganization Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing.

2.4.	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on New Payoneer shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by New Payoneer with the Warrant Agent), as follows:

Payoneer Global, Inc.
150 West 30th St., Suite 600
New York, NY 10001
Attention:	Scott Galit, CEO
Tsafi Goldman, CLRO
Email:	[*****]@payoneer.com
[*****]@payoneer.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Byron Rooney
Lee Hochbaum
Evan Rosen
Email:	[*****]@davispolk.com
[*****]@davispolk.com
[*****]@davispolk.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by New Payoneer to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with New Payoneer), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of New Payoneer, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.2.	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of New Payoneer and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of New Payoneer and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.2. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.3.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.4.	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.5.	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FTAC OLYMPUS ACQUISITION CORP.

By:
Name:
Title:

PAYONEER GLOBAL, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]